Exhibit 31

CERTIFICATION

I, David M. Davis, certify that:

1.

I have reviewed this Amendment No. 1 to the annual report on Form 10-K for the year ended December 31, 2013 and all other reports containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report,  as amended,  of Oncor Electric Delivery Transition Bond Company LLC;

2.

Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this quarterly report;

3.

Based on my knowledge, the distribution or servicing information required to be provided to the trustee by the servicer under the transition property servicing agreement for inclusion in these reports is included in these reports;

4.

I am responsible for reviewing the activities performed by the servicer under the transition property servicing agreement and based upon my knowledge and the annual compliance review required under the transition property servicing agreement, and except as disclosed in the reports, the servicer has fulfilled its obligations under that agreement; and

5.

The reports disclose all significant deficiencies relating to the servicer’s compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the transition property servicing agreement, that is included in these reports.

Date:  March 3, 2014

/s/ David M. Davis
(David M. Davis, Senior Vice President and Chief Financial Officer of Oncor Electric Delivery Company LLC)